Exhibit 99.1

Steve Madden Announces Acquisition of GREATS

LONG ISLAND CITY, N.Y., August 12, 2019 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announcedt hat it has completed the acquisition of privately held Greats Brand, Inc. (“GREATS”), a leading digitally native footwear brand specializing in premium sneakers made in Italy. Founded in 2014 in Brooklyn, GREATS is well known for its timeless yet aspirational and versatile styles. With a majority of products sold direct-to-consumer on greats.com as well as in its flagship retail store located in the Soho district of New York, the brand has become synonymous with high quality footwear at an exceptional price/value proposition for today's consumer. GREATS had net sales in the 12 months ended June 30, 2019 of approximately $13 million.

Edward Rosenfeld, Chairman and Chief Executive Officer of Steve Madden, commented, “We are pleased to complete the acquisition of GREATS, a pioneering digitally native footwear brand. We see significant opportunity to expand the business by combining GREATS’ strengths - which include an outstanding brand and stylish, classic designs that appeal to today's more casual consumer - with our proven business model, established infrastructure and global reach.”

Ryan Babenzein, Founder and CEO of GREATS, added, “Steve is a true maverick and is one of the people I look up to in the footwear industry. He's created a multi billion-dollar footwear business from nothing and there are less than a handful of people in the world who have done that. Getting the chance to collaborate with and learn from Steve and the rest of the Madden Company to accelerate my business is something that made a ton of sense to me. My goal has been the same since I started GREATS, and that is to create one of the leading footwear brands in the world. This partnership is another chapter in the GREATS book to help accomplish that and I couldn’t be happier.”

Steve Madden, Founder, Creative and Design Chief of Steve Madden, commented, “Rarely in my 30 years since I started Steve Madden have I come across an opportunity as exciting as this. Ryan’s shoes are the talk among all the millennial men I encounter. He reminds me so much of myself. We can’t wait to explode this thing.”

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Blondo®, Report®, Brian Atwood®, Cejon®, Mad Love® and Big Buddha®, Steve Madden is a licensee of various brands, including Anne Klein®, Kate Spade®, Superga® and DKNY®. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 224 retail stores (including Steve Madden’s six Internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including ready-to-wear, outerwear, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, fashion sneakers, dress shoes, sandals and more, visit http://www.stevemadden.com.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company's operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact

Steven Madden, Ltd.

Director of Corporate Development & Investor Relations

Danielle McCoy

718-308-2611

InvestorRelations@stevemadden.com

PR Manager

Chad Evans

720-240-7935

chadevans@stevemadden.com